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                                                                                                                      EXHIBIT 12

                                               RATIO OF EARNINGS TO FIXED CHARGES

                                                      GARDNER DENVER, INC.
                                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                     (DOLLARS IN THOUSANDS)

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                                                FOR THE THREE
                                                 MONTHS ENDED
                                                  MARCH 31,                             FOR THE YEAR ENDED
                                                -------------     --------------------------------------------------------------

                                                    2004           2003       2002       2001        2000       1999       1998
                                                -------------     ------     ------     ------      ------     ------     ------
Earnings:
  Income before income taxes                      $  9,935        30,358     28,827     34,683      29,894     29,157     59,894
  Plus:
    Fixed Charges                                    2,581         6,019      7,483      7,789       8,486      6,746      5,692
                                                  --------        ------     ------     ------      ------     ------     ------

    Total                                         $ 12,516        36,377     36,310     42,472      38,380     35,903     65,586
                                                  ========        ======     ======     ======      ======     ======     ======

Fixed Charges:
  Interest expense incl. amortization of
    debt expense                                  $  2,022         4,748      6,365      6,796       7,669      5,934      4,849
  Rentals-portion representative of interest           559         1,271      1,118        993         817        812        843
                                                  --------        ------     ------     ------      ------     ------     ------

    Total                                         $  2,581         6,019      7,483      7,789       8,486      6,746      5,692
                                                  ========        ======     ======     ======      ======     ======     ======

Ratio of earnings to fixed charges                     4.8           6.0        4.9        5.5         4.5        5.3       11.5
                                                  ========        ======     ======     ======      ======     ======     ======
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